Exhibit 99.1

HC2 Holdings Enters into Definitive Agreement to Sell Continental Insurance Business to an Affiliate of Michael Gorzynski for $90 Million

Transaction Underscores HC2’s Commitment to Streamlining Portfolio and Enhancing Capital Structure

NEW YORK, March 29, 2021 – HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC) announced today that it has entered into a definitive agreement to sell its insurance segment, comprised of Continental Insurance Group Ltd. and its wholly-owned subsidiaries, Continental General Insurance Company and Continental LTC Inc. (collectively, “Continental”), to Continental General Holdings LLC (the “Buyer”), an entity controlled by Michael Gorzynski. Mr. Gorzynski, a director of the Company and beneficial owner of approximately 6.6% of the Company’s outstanding common stock, is the managing member of MG Capital Management, Ltd. and has also served as executive chairman of Continental since October 2020. The total transaction value of approximately $90 million consists of a combination of $65 million in cash plus securities, including certain assets of Continental.

The Company previously announced receipt of a non-binding indication of interest from the Buyer on December 10, 2020. HC2 intends to use the transaction proceeds for general corporate purposes.

“The sale of Continental will allow HC2 to focus on its three core operating segments – Infrastructure, Life Sciences and Spectrum,” said Avie Glazer, Chairman of HC2. “These are innovative businesses that reflect today’s new economy.”

“This transaction can help HC2 achieve key strategic objectives pertaining to portfolio optimization and balance sheet strength, while enabling Continental to accelerate the execution of its strategy,” added Mr. Gorzynski. “Continental is focused on developing an industry-leading servicing platform, diversifying into new lines of business and further capitalizing on market consolidation. I look forward to continuing to help build a Continental that is a valued true partner to all policyholders and stakeholders.”

“We are pleased to have reached an agreement with Mr. Gorzynski and look forward to consummating this transaction subject to receipt of required regulatory approvals,” added Wayne Barr, Jr., HC2’s President and CEO.  “This represents a further opportunity to enhance our capital structure as we continue the strong momentum of change that has occurred at HC2 over the past several months.”

The transaction, which was unanimously approved by the Board of Directors of HC2, excluding Mr. Gorzynski and Kenneth Courtis (MG Capital’s other designee on the HC2 Board), who recused themselves from the deliberations, is subject to receipt of required regulatory approvals (including review and approval by the Texas Department of Insurance), receipt of other required consents and approvals and customary closing conditions. The transaction is expected to close in the third quarter of 2021.

For further information regarding the terms and conditions of the agreement, please refer to the transaction agreement filed on Form 8-K with the Securities and Exchange Commission. Duff & Phelps is acting as financial advisor to HC2 in connection with the transaction and issued a fairness opinion to the Board of Directors of HC2 in connection with this transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as HC2’s legal advisor.

Olshan Frome Wolosky LLP is serving as legal advisor to Michael Gorzynski.

About HC2

HC2 Holdings, Inc. (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences and Spectrum. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.

About Continental

Based in Austin, Texas, Continental strives to assist customers with managing the financial risks and challenges that come as they age. Our family of insurance companies and strategic partners provide administrative services to approximately 125,000 Long-Term Care, Life, Annuity and Supplemental Health customers. We are dedicated to upholding the commitments we have made to provide excellent service to all our customers and serve the needs of our claimants and their families during difficult times. Learn more at www.continental-ins.com.

About MG Capital Management

Based in New York City, MG Capital is a private investment firm that specializes in complex, value-oriented investments.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed sale of Continental by the Company and our expectations regarding building shareholder value, as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change.  There can be no assurance that the Continental sale will be completed or the timing thereof.  Such factors include, but are not limited to, the occurrence of any event, change or circumstance that could give rise to the termination of the definitive agreement with the Buyer and the inability to complete the proposed sale due to the failure to satisfy the conditions to the closing of the proposed sale, including that a regulatory authority may prohibit, delay or refuse to grant approval for the consummation of the proposed sale. Management cautions that the foregoing list of factors is not exhaustive.  All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
(212) 433-4600
HC2@reevemark.com

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691

For MG Capital Management Media Inquiries:
Profile
Greg Marose / Charlotte Kiaie
(347) 343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com